Atrinsic, Inc.
First Quarter 2008 Earnings
May 15, 2008

Operator: Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Atrinsic, Incorporated First Quarter 2008 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press the, star followed by the one on your touchtone phone. Please press, star zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Thursday, May 15, 2008.

I would now like to turn the conference over to Cameron Donahue, the Head of Communications. Please go ahead.

Cameron Donahue: Good afternoon and welcome to the Atrinsic First Quarter 2008 Earnings Conference Call. The earnings release should be available on wire shortly. We apologize for the delay in this. I'd also like to point out that during the course of the conference call, there may be statements made relating to future events of the Company that are forward-looking statements as apply in the Private Securities Litigation Reform Act of 1995. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors including those set forth in the Company's filings with the Securities and Exchange Commission.

It should also be noted that the web cast for today's conference call may be downloaded on the Internet by visiting Atrinsic Corporate website at atrinsic.com and then selecting Investor Relations at the top of the web page and then clicking Events and Presentations. Also on that website you will find the link to the news release we are issuing with the first quarter results. An archived version of the web cast will shortly be accessible from our Investor Relations site and will be available for at least the next 12 months pursuant to SEC guidelines.

Finally, those interested in reviewing the Company's currently filed 10-QSB which contains all the financial information being discussed today, you can find this document also via Atrinsic’s Corporate website by selecting Investor Relations and under the heading Financial Reporting where all the Company's recent SEC filings can be found. You can also search the EDGAR database directly at SEC.gov and then search for Company Filings.

At this time I would introduce Burton Katz, Chief Executive Officer of Atrinsic. Mr. Katz, the floor is yours.

Burton Katz: Thank you, Cameron, and thanks to all who join us today. Atrinsic's first quarter of 2008 has been an important and productive period of time for the Company. This quarter included closing the acquisition of Traffix, Inc. and the subsequent integration of the two companies. Most important, we began solidifying and executing on our unique business model which provides both cost synergies and new revenue opportunities during the full 2008 fiscal year. With the transaction closing in early February, we will focus the majority of our prepared comments describing the pro forma results, our business model, the status of the integration, key business highlights, and an update on our annual guidance.

We are pleased to announce our first quarter pro forma results which has tracked our previously issued guidance as well as our internal expectations. On a pro forma basis giving consideration to the February 4, 2008 acquisition of Traffix, Inc. occurring on January 1st, 2007, net sales were approximately $37.4 million. Pro forma gross profits for the first fiscal quarter was approximately 15.5 million and the pro forma adjusted EBITDA was approximately 2.3 million. The Company also closed the quarter with approximately $36 million in cash on its balance sheet with no short or long-term debt representing a positive increase in our cash position since closing.

Our CFO, Dan Harvey, will provide more detail on both pro forma and GAAP results shortly. After closing the transaction on February 4th of this fiscal year, our management team has engaged in a detailed review of the combined company’s business units and subsequently restructured it to support the strategic positioning of the business and begin realizing the synergies we expect to gain from the merger.

To that end, I want to first reiterate and summarize our go-to-market approach. Today Atrinsic is positioned as the fastest growing mobile entertainment and digital advertising network in the domestic U.S. market. We compete with a truly unique business model combining the power of Internet media with the latest in mobile entertainment. First, the business leverages the growing convergence trend between the scale of the Internet with the portability of the mobile handsets. Second, it creates a formidable, vertically integrated digital media company that owns proprietary content, creates exclusive direct to consumer products, and owns its own media and distribution network.

Finally, Atrinsic is able to monetize its audience through both a subscription based revenue model in addition to third party advertising. In short, we successfully repurposed rich online-based content which is historically sold in an ad-supported model into portable mobile products monetized with a directly billed subscription model. Since we own a network of web properties, extensive libraries of content, and primary access to online distributions, we are able to drive large audiences at a lower acquisition cost than most players in the market providing us with significant competitive advantages.

Today, Atrinsic is organized into two divisions. Atrinsic Networks, which monetizes our consumer audience with third party advertising and Atrinsic Entertainment which monetizes its customers through direct subscription-based billing via the mobile phone, credit card and local exchange carriers. In our continuing efforts to map out and commercially exploit identified synergies from the acquisition of Traffix, Inc., we have initiated an integration plan that better positions the company to execute on its most profitable growth opportunities. Under this plan, Atrinsic will save approximately $4 million in annualized fixed costs associated with reducing its workforce for overlaps created as a result of the merger including the move of its headquarters to a single New York City office.

This ongoing integration effort has been substantial, yet we are making tremendous progress. As we complete the integration of the two businesses, I'm confident we're on the correct strategic path given the development cycle of the online and mobile market and our relative positions to create profitable growth over the long-term. In the most previous quarter, only one of the organizations was generating positive, albeit minimal, EBITDA. Today out of the gate we are collectively profitable with both our network services and entertainment service business units generating positive EBITDA. This combination makes more sense every day we are together and I am increasingly confident in our ability to deliver value for our shareholders with both organic growth and the acquisition platform we have created.

We are building a truly unique business in a rapidly expanding space and are poised to benefit from several industry-wide trends. Atrinsic is positioned as a leading mobile entertainment and digital advertising network in the domestic U.S. market with the ability to offer low cost digital content, help consumers find that content, and monetize that content through third party ads and premium direct (inaudible) billed subscriptions. We augmented that position in the first quarter reporting more than 400% growth and generating positive adjusted EBITDA excluding stock-based compensation on a pro forma basis. This was a strong start to our first year as a combined organization.

The revenue we reported today slightly exceeded the high end of our revenue expectations indicated in the fourth quarter conference call. We are very proud of this achievement. I want to now turn to the two specific areas of the business that drove our growth in the first quarter. First, our search business which operates under our network services division saw tremendous growth in the first quarter. This growth was driven by new and diversified advertising space, increased gross profit margins from approximately 17% to 23% and new product offers including search engine optimization or SEO services offered to third party advertisers and clients.

We expect continuing positive trends in this business during the course of the year and moving forward, we expect to expand our product and service offering for this business both organically and acquisitively. Second, the gross profit margins including direct marketing expenses from our portfolio of premium billed subscription services drew off significant cash flow in the quarter. This subscription based product portfolio which makes up our entertainment services division is comprised of casual games, interactive content, digital music and community and lifestyles. Our total entertainment active billable subscriber base which represents recurring revenue for Atrinsic was just shy of 1 million as of March 31st, 2008, up from 840,000 as of December 31st, 2007.

On the fourth quarter call, we discussed the (inaudible) changes and general market conditions during Q1 in addition to reduced marketing investments slowed our consumer acquisition pace somewhat compared to previous quarters. However, our ability to integrate and retain subscribers owned by our Traffix subsidiary posts solid results in our casual games and continue to maintain a low effective CPA when compared to the general market and enabled us to maintain strong gross profit across the entertainment division.

Moving forward, we are also seeing slightly stronger retention rates in certain product categories compared to prior periods setting the stage for more predictable growth in our recurring revenue during the back half of the year. We are targeting a pro forma directly billed active subscriber base of about 1.2 million by the end of 2008.

Now let me turn the call over to Dan Harvey, our Chief Financial Officer for a review of New Motion’s financial results for the first full quarter -- for the fourth quarter and full year period, an overview of the pro forma outlook for the first quarter and full year 2008. Afterwards, I'll discuss the view of our industry, the markets we participate in and updates on the full year outlook. Dan?

Dan Harvey: Thanks, Burton. And thanks to everyone who is joining us today. For the three months ended March 31st, 2008, net sales increased approximately 23.1 million or 409% to 28.7 million compared to 5.6 million in the three months ended March 31st, 2007. Entertainment service net sales which represent the organic business of the former New Motion organization increased by approximately 7.5 million or 132% to 13.1 million for the three months ended March 31st, 2008 compared to 5.6 million for the first quarter last year. Approximately 68% of the increase in net sales of 15.6 million was attributable to net sales included in the first quarter of fiscal 2008 arising from our acquisition of Traffix, Inc. which was effective as of February 4, 2008.

The increase in net sales of approximately 7.5 million or 132% was principally attributable to the expansion of our entertainment service offerings into new areas during 2007 fiscal year second, third, and fourth quarters where we invested substantial marketing expenses and the acquisition of new customers through our recurring billed subscriber base and increased efforts to improve our retention of customers. New categories include digital music sales which contributed 1.5 million; casual game revenue which contributed 2.4 million and our communities lifestyle which added 1.8 million in incremental revenue during the quarter.

Our interactive contest segment increased 29% to 7.3 million during the quarter compared to 5.6 million in the first quarter of last year. Network activities net sales which represent the business acquired from Traffix during the first quarter generated 15.6 million. This includes 4.8 million for online, promotional, and content revenue, 8.3 million for search engine marketing, and 2.3 million from our affiliate network and 190,000 from email and data related revenue. During the month of January 2008 prior to the merger, Traffix reported approximately 10.6 million in net sales of which approximately 1.9 million was attributable to net sales made to New Motion, Inc. So on a pro forma basis, accounting for Traffix’s revenue as if it were acquired on January 1st, 2008 rather than February 4, 2008 total network activity revenue would have approximated 24.3 million and consolidated pro forma revenue would have approximated 37.4 million.

Of course the sales during the first quarter of 2008 was 14.5 million, up 726,000 for the quarter last -- up from 726,000 for the quarter last year. Keep in mind that during the first quarter of 2008, our cost of sales were comprised of internally generated customer acquisition costs associated with the acquisition and retention of customers in our entertainment service activity and the acquisition and retention of clients in our network activity. Last year our cost of sales was comprised only of costs associated with our entertainment services segment. Breaking down the cost of sales the entertainment services had a cost of sale of 3.8 million, up from 726,000 we reported in the first quarter of last year.

The network activity segment had a cost of 10.7 million and this was a new contribution to our consolidated cost of sales line attributable to the Traffix acquisition. Approximately 97% of the increase in cost of sales were 13.4 million was attributable to the cost of sale arising from our acquisition of Traffic. The entertainment cost of sale increase of approximately 3.1 million was directly attributable to increased costs associated with the fixed fee payments earned by our vendors in connection with their acquisition of entertainment service subscribers during the first quarter.

Of the 3.8 million in cost of sales, approximately 1.1 million was attributable to the vendors at New Motion, Inc. had conducted business with prior to the merger and approximately 2.7 million was attributable to vendors associated with our Traffix, Inc. subsidiary. The network activities cost of sales of approximately 10.7 million was directly attributable to the following: 6.5 million in costs associated with conducting our search engine marketing activity with such costs representing fees incurred from the major search engine, approximately 2.4 million incurred in procuring marketing media in the acquisition of customers for our online promotional and content (inaudible) offerings and approximately 1.7 million in fees paid to affiliates as part of our affiliate network activity.

Our gross profit for the first quarter of 2008 was 14.3 million up 190% compared to 4.9 in gross profit last year. This resulted in a 50% consolidated gross margin compared to 87% consolidated gross margin last year. The entertainment services gross profit was 9.3 million for the quarter or 71% gross profit margin, up 89% compared to 4.9 million in gross profit dollars or 87% in terms of gross profit percentages. Network activities gross profit was 5 million or 32% gross profit margin. Gross profits from the network activity segment was not reflected in the Company's financial results in last year's first quarter.

Traffix incurred costs of approximately 7.4 million and generating such sales in January 2008 yielding a gross profit of 3.2 million with a corresponding gross profit margin of 30%. On a pro forma basis accounting for the combination as if it took effect on January 1, 2008, our pro forma gross profit for the first quarter of 2008 approximated 15.5 million. Our selling expenses on a consolidated basis was 6.6 million up 120% compared to 3 million for the first quarter last year. The entertainment services segment selling expense was 6.1 million, up 103% compared to 3 million for the first quarter last year.

The network activities segment was 504,000 in selling expense, all new to Atrinsic's consolidated results. Our consolidated, general, and administrative expenses are principally comprised of compensation expense, professional fees, insurance costs, occupancy and other equipment rental costs, salaries, depreciation and amortization, and other related operating costs associated with our internally maintained site development, maintenance and modification teams and other corporate expense items. The general and administrative expenses on a consolidated basis increased to approximately 5.7 million up approximately 260% to 8.1 million during the first quarter of 2008, up from the approximate 2.2 million incurred in the first quarter last year.

Significant components of G&A expenses during the quarter were compensation and related costs which increased 191% to 2.8 million up from $975,000 in last year's comparable quarter and professional fees which were 1.7 million up 114% from 786,000 in last year's comparable costs. The Company also incurred $240,000 restructuring charge in the quarter related to the acquisition.

Our consolidated loss from operation for the first quarter was 625,000, an increase of 131% when compared to a loss from operations of 270,000 in the first quarter last year. The increase was due to a substantial investment in marketing for the growth of our entertainment services recurring revenue subscriber base. During the month of January 2008, prior to the merger transaction, Traffix realized income from operations of approximately 1.1 million exclusive of any expenses related to the merger. So on a pro forma basis, we would have reported approximately 400,000 in pro forma income from operations for the full quarter. This pro forma income from operations included nearly $900,000 in depreciation and amortization expenses, $240,000 in reserve -- restructuring charges, and approximately 700,000 in non-cash stock-based compensation expenses.

Our adjusted EBITDA excluding such items as depreciation, stock-based compensation expense and the restructuring charges, approximated $900,000. On a pro forma basis, our adjusted EBITDA would have approximated 2.3 million accounting for the combination as if it had occurred on January 1, 2008.

Turning to our balance sheet, we finished the quarter with cash, cash equivalents and investments of over $36 million compared to 10.3 million at December 31st, 2007. Approximately 6.6 million in auction rate securities were reclassified as long-term assets during the quarter. Most of you, I'm sure, know that these securities were historically cash or close to cash equivalents as they could be liquidated at any time through auction.

Recently, Atrinsic and many others who held these assets had found that auctions are defaulting as these securities are going unsold. The changes in liquidity has required us to reclassify these assets. The ongoing value has not changed and there's no risk of loss, but since there is no longer -- since we are no longer able to immediately liquidate the items, we reclassify them for long-term.

I'll now turn the call back to Burton for a discussion of the early outlook for the second quarter and the full year. Burton?

Burton Katz: As indicated by Dan's discussion of the financial results, we are well on our way to unlocking the synergies and the inherent value we saw when we put this combination together. Our performance on a pro forma basis is tracking with our previously issued guidance and this performance certainly validates our strategic rationale for the merger. While our optimism has not waned and our long-term confidence has only increased, we did slow down our marketing toward the end of Q1 and into the first half of the second quarter due to general market conditions and our primary focus on structurally integrating these two businesses. We believe the temporary slowdown is now over and we will return to previously attained gross rates in the quarters ahead. During this period, we have been diligent in our efforts to integrate the two businesses. As I mentioned, this involved integrating overlapping executive staff, combining a (inaudible) set of offices, transitioning to a new corporate headquarters, integrating multiple technology platforms and reconciling various reporting systems. During this ongoing process, we took the proactive initiative to delay a key new product launch and suspend new market sub search and new market initiatives.

With all this in mind and considering general market conditions, we anticipate that our second quarter will represent a strong improvement compared to the second quarter last year, but will likely not show the same growth rate on a sequential basis compared to our first quarter pro forma results. Notwithstanding, we still anticipate continuing to produce positive EBITDA and cash.

Let me be clear. The integration plan is currently on track and nearing completion. We also are already experiencing renewed growth rates and are confident this can continue through the second half of the year. This growth is driven by new media partners, enhanced margins with certain advertisers, improved retention in the existing entertainment products, and the initial successful launch of certain key new services including music. For the full year we are reiterating our guidance for 2008. To be sure, we used adjusted EBITDA as part of our internal management reporting and planning process. And this metric is useful for the evaluation of operating performance. It is not -- and it's not intended to be a substitute for any GAAP financial measure, but we believe it provides investors with an understanding of the operating earnings power for the company.

Finally, our board of directors continues to believe our current stock price is not reflective of ongoing business performance and growth prospects for a leading company in a growth sector. Following the first quarter earnings release, we plan to institute an automated stock repurchase program that is intended to remain in place during fiscal 2008. We believe this represents the best possible use of our cash position for our shareholders and should send a clear message that management believes our stock to be undervalued.

I want to thank you for your time and attention. We'd be happy to answer any and all questions you may have. Operator?

Operator: Thank you. We will now begin the question and answer session. As a reminder if you have a question please press the, star followed by the one on your touchtone phone. If you'd like to withdraw your question please press the, star followed by the two. If you're using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our first question.

Our first question comes from the line of Brian Singleton who is a private investor. Please go ahead.

Brian Singleton: Atrinsic is adamant about its strong position in the domestic market. However, many international opportunities also exist in both the (inaudible) online sectors. Could you please comment on Atrinsic's strategy outside the U.S. market?

Dan Harvey: Yeah, hi, Brian. How are you? Currently this year we've been very focused on creating a leading and dominant position in the U.S. market. We believe that the growth rate achievable here and the market share that we can capture within the domestic market is still very attractive for us. Having said that, we also believe that the global digital market is being -- is even probably a more attractive opportunity in the long-term. We are starting to plant seeds to that. We've recently launched a small joint venture in India where we've launched our bid for prizes services both direct to consumer as well as starting on one specific carrier. And are starting to offer some limited services in certain Western European markets as well as Canada.

Having said that, I believe that the scale that we're going to require to actually go international will most likely require an acquisition and that's probably what we would expect some time at either the end of this year or in 2009.

Operator: If there are any additional questions please press the, star followed by the one at this time. As a reminder if using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from the line of Dean Oakey from SMH Capital. Please go ahead.

Dean Oakey: Hey, great quarter, guys. Burton, where you indicated, I think it was a little fuzzy as to the Q2 versus Q1. You indicated a slower growth rate but not a lower number, correct?

Burton Katz: We don't comment, Dean, on any sort of quarterly guidance. We haven't done that historically and we don't intend to yet.

Dean Oakey: I was commenting on your statement a few minutes ago about Q2 being the revenue growth rate slowing down but it was still positive growth, correct?

Burton Katz: There's still positive growth. As far as sequential growth and as far as -- I think the most -- a bit most important part to really turn to is that the EBITDA is still, you know, quite positive. What we experienced -- and we said this and I'll turn to comments we made previously in the 2007 call, was that we -- toward the end of Q1 and the beginning of -- and then into the beginning of Q2 due to certain market conditions and most importantly really to integrating these two businesses, we started to redo some level of our marketing investments and really focus more on retention of our customer base.

With that in mind, we don't see that the -- we don't see that same level of growth -- revenue growth happening quarter over quarter. Yet what we see happening during the middle of Q2 and what we're poised to do not only with some of the new services we've launched, but also with just general market conditions, but through revenue growth rates moving forward, will turn back to where they were. But again, I think the most important part is that we are, for the full year, we still are committing to our guidance of 145 over 160 on the revenue side. And in Q2 we'll also be producing positive EBITDA and cash.

Dean Oakey: Thank you.

Operator: Thank you. Our next question comes from the line of Aba Horvitz from Old School Partners. Please go ahead.

Aba Horvitz: Hi. Very nice quarter considering all of the pieces that you had to put together. I just wanted to know this -- in Q2 one of the main focuses is retention. Could you talk about the retention? You said that that's improved. I was wondering if you could give us some comparables in terms of the retention and also if you could just comment how much cash you generated this quarter.

Burton Katz: I think -- regarding retention, we -- within certain key products segments. I think this is an important topic. In the entertainment division, we really run our product portfolio across digital music, casual games, interactive contests and community and lifestyle. And what we've been looking at is in certain of these product categories, which we don't break out specifically, we have been seeing certain better retention rates. That means that we're going from somewhere like a three-month lifetime of Windows subscribers to moving up toward a four-month lifetime of those subscribers. We expect that -- we now expect to focus more on those products and services as we move forward.

Obviously we don't break out where that is specifically for competitive reasons. With regard to how much cash we actually generated in the -- from closing into Q2, effectively its right around $3.2 million from operations.

Aba Horvitz: Okay. Because it was up from last quarter. I think you --

Burton Katz: It was up from last quarter and it was also (inaudible) closed the transaction. And with the Company -- trade receivables continues to operate with positive working capital. And again, I want to reiterate -- I'd like to reiterate that there's no short-term or long-term debt on the Company's balance sheet.

Aba Horvitz: Okay. Just on the second quarter, you said that market conditions made you slow down the growth rate intentionally. I'm wondering when you say market conditions, what are you referring to? Are you referring to a soft economy or market conditions in terms of your own business?

Burton Katz: I think really -- it's really three-fold. Obviously the economy has some effect. But I think in our business, and we're a more limited one. Second to that, where we're really -- we're concentrating in -- I think if you'd follow Traffix in the past, integrating these two businesses is a significant effort. And really there is a lot of focus in the internal operations of putting these things together and not as much as we typically have on sort of the marketing and promotion side of the business. Third is that what we have witnessed is that the mobile carriers in the U.S. are changing a lot of the way that they require you to market their services.

We actually believe this is quite healthy because it creates a much more sustainable business environment, particularly for leading players like ourselves. Nonetheless, when you have to start changing marketing promotions that you've had out there for quite some time and then update those, retest them and get them back up into the market, that does take time. So I think that the combination of those three things contributed to my comments in that area. Having said that, we are seeing, now that we've been through all of this, that we're nearing the completion of the integration that we've been through the retesting of a lot of our products and services, we are starting to see that kind of renewed growth rate happening during the middle of -- right now in the middle of Q2.

Operator: Thank you --

Aba Horvitz: Would that be a (inaudible)? Hello?

Burton Katz: Yes, go ahead, Aba.

Aba Horvitz: Hello?

Burton Katz: Yes.

Aba Horvitz: Okay. So essentially you're saying is the first Q2 was a slowdown and the second part is where we're starting to see the reacceleration, just to repeat that?

Burton Katz: Correct.

Aba Horvitz: Okay, very good. Also, Burt, when will the integration be finalized? When will you guys feel like it's clearly behind you?

Burton Katz: I'm going to update everybody in the Q2 and first semester earnings call, but end of Q2 for sure. I think that what we've done is that we've done a real good job as of now restructuring the business. In the right after the end of Q2 we'll be moving our headquarters into a single office in New York City. And by that time we'll have everyone up in terms of our operating systems and financial systems in a one common platform. So as all that happens during the rest of the quarter, we should be in good shape to complete that by the end of Q2.

The first real step was getting the people part right, the profit part right and the third part is getting the systems and the platforms right.

Aba Horvitz: All right, beautiful. Thanks, Burton, and a great job.

Burton Katz: Great. Thank you, Aba.

Operator: Thank you. Our next question comes from the line of David Bench from Trinad Capital. Please go ahead.

David Bench: Hi, Burton. Great quarter, guys. Some quick questions just on content. What entertainment content areas are you looking to expand upon? You know, what's your follow-up obviously the bid for prizes has been (inaudible)? And any follow-ups that you can talk about on this call and thirdly, have you initiated any purchasing in the buy-back at this juncture?

Burton Katz: Okay. We -- as you may know, we as a value added service provider are somewhat content agnostic. What we believe we've done here is we've created a powerful platform where we've taken a mobile platform, converged it with an online Internet platform with an ability and a unique ability to really monetize our audience through the premium billed subscription and the third party advertising, regardless of what that content is. Having said that, we're receiving really good success during the past let's say Q1 and into Q2 in our casual games business.

And where we're starting to see some initial success is in the launch of one of our new music services where we combined the ability for people to download free MP3s to their PCs while at the same time downloading similar content and be able to provide interactive music services through their cellphones. So I think right now is really in the games and music spaces where we're seeing the most attractive rates of growth.

Having said that, again, we are content agnostic and we are actively seeking both organically as well as acquisitively different vertical products that we can plug into our distribution and monetization platform. With regard to the stock buyback, I believe we previously -- when we announced the buyback, we were sort of in a window period that was a blackout and were unable to actually initiate that -- any share repurchases at that time. Immediately after my comments earlier, we will be instituting our buybacks after this earnings call early next week in the form of a program which will then dictate over the rest of this quarter and into Q3 the amounts that we're actually buying in the open markets.

Obviously at the end of Q2 we'll be able to update people as to how many shares we actually did buy in the open market.

David Bench: Great. Thanks a lot.

Operator: Ladies and gentlemen, if there are any additional questions please press the, star followed by the one at this time. As a reminder if you're using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from Tony Valdivia from SMH Capital. Please go ahead.

Tony Valdivia: Hey, guys. How are you guys doing?

Burton Katz: Good, Tony. How are you?

Tony Valdivia: I'm doing fine. You were just talking about your product groups there, you were talking about music. And I remember before there was talk about a peer to peer music service to be launched. I was just wondering if that was still happening or where you are on that.

Burton Katz: We're still actively engaged with our partner, as early as last night, working through that product -- the product development life cycle which is mostly on our partner's end. There's some delays there. Obviously there's a lot of moving parts in terms of working with the record labels, carrier distribution and so forth. So we would expect that to start, you know, launching in a considerable fashion probably not until later this year. As a predecessor to that, we've recently launched a music service that relies on a little bit different kind of music content but nonetheless not only has been proven to be successful, more importantly it's proven out the business model that will be the predecessor to this other commercial relationship.

So obviously in future quarters, we'll update people on where all that is.

Tony Valdivia: All right. And then I guess one other question for you is you're talking about acquisitions again. I was just wondering if there's anything out there that you guys are really taking a good, hard, long look at.

Burton Katz: In this environment, there are I think no shortage of interesting opportunities for us across our entire value chain. I mentioned before that the unique business model of Atrinsic is that we really take in a vertical -- a vertical look at our value chain where not only are we looking at online content and mobile content, we will also look at distribution, whether it's through (inaudible), whether -- or whether that's in new geographies. And we're also -- we will also look at any sort of unique technology applications that are out there.

Right now, we are looking at a number of things that (inaudible) quite interest. And again, we're effectively looking at things that could be lucrative to our overall story over the long-term. So obviously as those things happens over time, people will be notified. Having said all that, I think it's important to go back is really what’s built to be an acquisition platform. We've put together a converged mobile and Internet platform that we can monetize in large audiences through multiple vehicles. Anywhere where we can actually plug in companies that fit in on top of that are certainly things that we're going to be actively looking at, not just here domestically but I think even more importantly as I mentioned to the first question, on an international basis.

Tony Valdivia: Well, excellent. And I guess the last thing is I was just wondering if you guys would make available a kind of a merger plan or a merger update. And maybe if you could share some of the things that — going through this merger that you've learned -- that you can use going into the future mergers.

Burton Katz: I'm not sure that we're going to provide any formal sort of merger update. I will say that obviously going through a very significant transaction for -- you know, for the relative size of both companies, you learn a lot along the way. And I think that what we've got now is a real strong template for the next transaction as far as very much up front upon close having our restructuring plans in place. Obviously, I would have liked it to have been done with our restructuring earlier than by the end of Q2 and really have it completed by the end of Q1. Nonetheless, this was quite a bite of the apple that we chewed coming from where New Motion was coming as a predecessor company.

But I think that we've been very successful so far and we'll continue to be as far as nearing the end of that integration. And, of course, now I think we have the exact template for how we do this thing in the future.

Tony Valdivia: All right. Thanks for your time and I'll jump back in line here.

Operator: Thank you. The last question comes from the line of Aba Horvitz from Old School Partners. Please go ahead, sir.

Aba Horvitz: Burt, just a question. If growth slows down, if you did it intentionally, should you not be generating more cash because you're spending on less marketing?

Burton Katz: (Inaudible) that's a great question. The part there -- and this sort of talks to the synergy of the transaction. A lot of our media buying that we actually do does not just directly affect our own premium billed offers like they did in the old company, but also the advertising media that we can have on the back of that. So as you slow down, you don't get the ancillary benefits of a lot more third party advertising on top of that. So while we will -- while we still will be producing positive cash flow, and again we haven't given quarterly guidance as to what that looks like, I think that you need to keep that in mind when you actually look at our numbers.

Aba Horvitz: Okay. And so can I safely assume that in Q3 and Q4, both your growth rates and your margins should both be up in those quarters?

Burton Katz: Absolutely correct.

Aba Horvitz: Okay. And the $4 million that you're taking out of the system, where is that going to go? Is that going to be in Q3, Q4 or are we going to see it in Q2?

Burton Katz: You'll see it flat across the year. So you'll see it in -- you should see it in Q2, you'll see it in Q3 and you'll see it again in Q4. I also will say that obviously I don't -- I think that there's other cost synergies that we can have here. The first round was really -- a lot of it was around personnel. As we were looking to integrate systems and platforms, I would suspect that we are going to identify new costs savings that we can attain. In the meantime, you can assume that that $4 million will be flat month to month on a go-forward basis. It's effectively G&A, Aba.

Aba Horvitz: Okay. Thanks, Burt.

Burton Katz: Thanks, Aba.

Operator: Thank you. At this time, I show no further questions in the queue. I would like to turn it back to Mr. Burton Katz. Please continue.

Burton Katz: Thank you everybody for joining the call. We appreciate the participation and we'll look forward to updating everybody as we move along through Q2 and beyond. Thanks again.

Operator: Ladies and gentlemen, this concludes the Atrinsic, Inc. First Quarter 2008 Earnings Conference Call. Thank you for your participation. You may now disconnect.